Exhibit 4.53

ONLINE GAME LICENSE AGREEMENT

This Online Game License Agreement (the “Agreement”) is made and entered into this 15th day of January, 2015 (the “Effective Date”) by and among:

Gravity Co.,Ltd., a corporation duly organized and validly existing under the laws of the Republic of Korea (“Korea”), having its principal office at 15F, Nuritkum Square R&D Tower, WorldcupBukro 396, Mapo-Gu, Seoul, Korea 121-795(“Gravity”); and

Shanghai The Dream Network Technology Co.,Ltd.(in Chinese“上海骏梦网络科技有限公司”), a corporation duly organized and validly existing under the laws of the People’s Republic of China (“China”) and having its principal place of business at 2F Building B, No. 2453 Wanhangdu Road, Changning District, Shanghai, China  (“Dream Square”).

Gravityand Dream Squareshall be referred to individually as a “Party” and collective as the “Parties”.

RECITALS

WHEREAS,Gravity has developed a massively-multiplayer online game known as “Ragnarok online 2” named as仙境传说ONLINE2 in Chinese;

WHEREAS, Gravity and Dream Square desire to service a localized version of Ragnarok online 2 for use in the Territory (as defined below); and

WHEREAS, Gravity desires to grant to Dream Square, Dream Squaredesires to obtain, the rightto operate and distribute such localized version of Ragnarok online 2 in the Territory in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the Parties hereto agree as follows:

1                                                     Definitions

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1                                                 “Advertising Revenue” shall mean any revenue actually collected from the Localized Game with respect to advertisements included inside thearea of the Localized Game (including product placement)in the Territory, but shall not include revenue arising from advertisements posted on Dream Square’s webpages which locates outside of the Localized Game. Advertising Revenue shall not include any fees paid to third party agents in connection with such advertising business, and discounts etc. payable to the third parties.

1.2                                                 “Affiliate(s)” with respect to a person, shall mean any legal entity (such as a corporation, partnership, or limited liability company) that controls, is controlled by, or is under common control with, such person.  For the purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such legal entity, through the ownership of more than 50% of voting securities.

1.3                                                 “Agreement Registrations” shall mean the registrations described below, which are required in order for Dream Squareto make payments to Gravity in US dollars pursuant to this Agreement:

(a)                                 Copyright contract registration certificate issued by the local office of the PRC State Copyright Bureau; and

(b)                                 Software import license agreement registration certificate issued by the local office of the PRCMinistry of Industry and Information Technology.

1.4                                                 “Authority” with respect to any legal entity (such as a corporation, partnership, or limited liability company) shall mean any governmental, legislative, executive, regulatory or administrative body, or any court of judicial authority, whether international, national or local, or any subdivision, agency, authority, board, bureau, commission, office or instrumentality thereof with jurisdiction over such legal entity.

1.5                                                 “Billing System” shall mean the software and hardware necessary to calculate the Gross Revenue.

1.6                                                 “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday in the PRC and Korea.

1.7                                                 “Minor Errors” shall mean general errors or bug errors that disturbs the game but still allows game functionality. When such bugs are reported to Gravity, Gravity shall fix errors and provide Dream Square with a fix patch at the quickest time possible.

1.8                                                 “Catastrophic Errors” shall mean any and all errors that Gravity is unable to correct in the Localized Game, of a severity that materiallyprevents the operation of, or materially impairs the critical functionality of, the Localized Game for a period of more thanfive (5) days after Gravity receives the relevant error notice, provided that the parties may, by mutual consent, agree to extend such period.

1.9                                                 “Client Software” shall mean that portion of the software for the Original Game or the Localized Game (as applicable) to be distributed to End Users for installation on personal computers or other devices and designed to enable such End Usersto remotely access, and interact with, the Server Software via the Internet.

1.10                                          “Company Licenses” shall mean the licenses which are required to exercise the Distribution Rights:

(a)                                 Value-added telecommunications services license issued by the PRC Ministry of Information Industry or its local offices (ICP License) (in the event that Dream Square provides services in multiple provinces, autonomous regions and centrally administered municipalities, an inter-regional ICP License is required);

(b)                                 Internet culture business operations license issued by the PRC Ministry of Culture; and

(c)                                  Internet publishing license issued by the PRC State Press and Publications Administration.

1.11                                          “Gravity Technology” shall mean all applications, tools and processes relating to the supporting back-office infrastructure of the Original Game, including but not limited to, Gravity’s content tools, toolkits, testing tools, administrative tools, customer support tools, help and response tool, metrics collecting and reporting tools, network operations tools and chat systems, Gravity’s proprietary utilities and middleware, that have been or hereafter are developed or used by Gravity to implement and execute the Original Game or Localized Game, and derivative works thereof or improvements thereto.

1.12                                          “Gravity Trademarks” shall mean the trademarks of Gravity.

1.13                                          “Documentation” shall mean the printed and electronic informational materials for the Original Game, the Localized Game (as applicable), the Online Services and/or the Licensed Gravity Technology supplied to Dream Square by Gravity (including any modifications, translations or derivatives thereof created by either Party), including, without limitation, user manuals, and written functional specifications, as further described in Section 4.2(b)(i).

1.14                                          “End Users” shall mean individual users (and not entities or businesses or Internet Cafes) located in the Territory who are offered or provided access to the Localized Game.

1.15                                          “EULA” shall mean Dream Square’s End User license agreement for the Localized Game, as may be amended by Dream Square from time to time, the terms of which End Users must accept prior to obtaining access to the Localized Game.

1.16                                          “Game Approvals” shall mean the governmental approvals which are required to import the Localized Game:

(a)         Overseas electronic publications (including online games) import license issued by the PRC State Press and Publications Administration; and

(b)         Import Online Games Content Evaluation and Approval Certificate issued by the PRC Ministry of Culture.

1.17                                          “Game Data Center(s)” shall mean the collection of servers located in the Territory which are required to operate and maintain the Online Services in the Territory, and on which the Localized Server Software and supporting back-office sub-systems (including certain Licensed Gravity Technology) are hosted.

1.18                                          “Game Points” shall mean cyber points upon Prepaid Cards or accounts of End Users.

1.19                                         “Gross Revenue” shall mean all revenue recognized by the Company providing the Game in the Territory which is Dream Square( or Sub-Licensee in case of Sub-Licensing )based upon the face value that is generated from the sale and distribution of the Localized Game in the Territory, including but not limited to the sale of prepaid cards with access codes that are used to transfer game points to an End User’s Dream Square game account from which game points are deducted when the End User purchases value-added items or services that can be used when accessing the Localized Game; however, that Gross Revenue shall not include any revenue generated by Dream Squarefrom any online advertisements revenue placed on Dream Square’s websites which excludes the inside area of the Localized Game including loading and log in/out page.

1.20                                          “MG (Minimum Guarantee)”shall mean the minimum royalty paid by the Dream Square to Gravity. “MG” shall be paid to Gravity at the time specified in the Section 6.2, and deducted from the royalty that will be paid by Dream Square.

1.21                                          “CBT Version” shall mean the version of the Localized Game that Gravity shall deliver to Dream Square for the purposes of the closed beta test.

1.22                                          “Closed Beta Testing” shall mean a secured and non-public testing of the Localized Game to a select group of End Users prior to Open Beta Testing.

1.23                                          “OBT Version” shall mean the version of the Localized Game that Gravity shall deliver to Dream Square for the purposes of open beta testing, which version shall be checked by Dream Square.

1.24                                          “Open Beta Testing”shall mean a secure testing of the Localized Game by an unlimited number of End Users prior to or at the same time with Initial Launch.

1.25                                          “Initial Launch” shall mean the initial commercial introduction of the LocalizedGame and Online Services in the Territory when Gross Revenues are received or accrued by Dream Square.

1.26                                          “Initial Launch Date” shall mean the date on which the Initial Launch iscommenced.

1.27                                          “Intellectual Property” shall mean inventions, articles of manufacture, compositions of matter, methods, apparatus, improvements thereof, ideas, conceptions, formulas, data, programs, other works of authorship, derivative works, know-how, improvements, discoveries, developments, designs and techniques, technical or business information, names or marks, characters, other proprietary information, or any other intellectual property anywhere in the world, whether tangible or intangible.

1.28                                          “Intellectual Property Rights” shall mean all proprietary and intellectual property rights worldwide, including without limitation any and all utility patents, design patents, industrial registrations, copyrights, trademarks, trade secrets, moral rights, character rights, sui generis protection, rights of publication, rights of privacy, trade dress, state law right, and any other worldwide intangible or tangible right anywhere in the world that is related to Intellectual Property (including without limitation any pending registrations, applications, divisionals, continuations, derivatives, reissues, and reexaminations associated therewith).

1.29                                          “Internet Cafes” shall mean third party retail establishments or serviceproviders which offer computer terminal access to End Users to play the Localized Game.

1.30                                          “Licensed Marks” shall mean the Gravity Trademarks, and such othertrademarks of Gravity expressly authorized in writing by Gravity to beused byDream Square.

1.31                                          “Licensed Property”shall mean the Licensed Marks, the Localized Game, the Documentation, and any other materials, marks, information and translation thereof except for Dream Square Property generated by Gravity or Dream Square in relation to the Localized Game or the service thereof.

1.32                                          “Licensed Gravity Technology” shall mean that portion of the Gravity Technology that is reasonably required by Dream Square to be useful or necessary for the performance of the obligations of Dream Square under this Agreement and delivered to Dream Square by Gravity under this Agreement. Gravity Technology that constitutes software shall be delivered in object code form only.

1.33                                          “Localized Client Software” shall mean the Client Software of the Localized Game. Localized Client Software shall be delivered to Dream Square hereunder in object code form only.

1.34                                          “Localized Game” shall mean the Simplified Chinese Language(“Language”)  version of the Original Game designed for use on personal computers operating on the Microsoft Windows Operating System pursuant to Sections 4.1(a), (b) and (c) and shall further be defined as including any modified or advanced version of the Localized Game distributed by Gravity for error correcting, updating, or debugging purpose, under the same title. Any subtitled version, series or Sequel to the Localized Game, or other language version of the Localized Game, or other type or genre of the Localized Game including but not limited to mobile game, arcade game, video game, social network game, and other genre of online game than MMORPG which may be developed or distributed by Gravity shall be clearly excluded from the scope of the LocalizedGame.

1.35                                          “Localized Game Marks” shall mean the trademarks registered in SimplifiedChinese for the Localized Game by Dream Square subject to Gravity’s prior written and concrete approval signed by its representative for such registration. For avoidance of doubt, without Gravity’s written and concrete approval, Dream Square shall not, under the name of Dream Square and/or the third party including, without limitation, its Affiliates, file an application for the trademark registration of the titles, character names, any other names, and/or abbreviated name thereof of the Original Game, Localized Game, any other games of Gravity and/or sequels thereof. Further, (i) if Dream Square applied for or registered such trademarks without Gravity’s written and concrete approval, Dream Square shall transfer the applications or registrations of such trademarks to Gravity within thirty(30) days from Gravity’s request for transfer, and (ii) if Dream Square applied for or registered such trademarks under Gravity’s approval, upon Gravity’s request, Dream Square shall transfer Localized Game Marks to Gravity within thirty(30) days from the termination or expiration of this Agreement, and Gravity shall pay Dream Square the cost actually incurred to Dream Square to apply for and/or register such trademarks.

1.36                                          “Localized Server Software” shall mean the Server Software of the Localized Game. Localized Server Software shall be delivered to Dream Square hereunder in object code form only.

1.37                                          “Online Services” shall mean the underlying and supporting online game services (including, but not limited, to Web portals, customer support, billing, quality assurance, technical support, live operations, network operations, online customer relations, account support, and other personnel and/or elements) necessary to operate the Localized Server Software and the Game Data Centers so as to permit online Internet access and play by End Users using the Localized Client Software.

1.38                                          “Open Source Software” shall mean any software distributed under a license that mandates the redistribution of said software or a derivative work based upon said software without charge or at a nominal charge, or that requires that the source code of the software be made available upon distribution of its object code.

1.39                                          “Original Game” shall mean the Korean language version of massively multiplayer online role-playing game(“MMORPG”) known as “Ragnarok online 2” and shall further be defined as including any modified or advanced version of the Original Game distributed by Gravityfor error correcting, updating or debugging purpose, under the same title. Any subtitled version, series or Sequel to the Original Game, or other language version of the Original Game, or other type or genre of the Original Game including but not limited to mobile game, arcade game, video game, social network game, and other genre of online game than MMORPG which may be developed or distributed by Gravity shall be clearly excluded from the scope of the Original Game.

1.40                                          “Prepaid Cards” shall mean the tangible or intangible card generated by Dream Square( or Sub-Licensee in case of Sub-Licensing ) and purchased by End Users to access the Localized Game with a unique code or other unique identifying information that are used to transfer Game Points to End Users’ game account from which such Game Points are deducted as End Users access the Localized Game and/or from which such Game Points are deducted when End Users purchase value-added items that can be used when accessing the Localized Game.

1.41                                          “Sequel” shall mean any new MMORPG based on Ragnarok online 2 that (i) reflects a substantially different gameplay than the Original Game or Localized Game, (ii) does not interoperate with the existing Original Game or Localized Game and is capable of being played as a MMORPG separate and apart from the Original Game or Localized Game, and (iii) is commercially launched as a separateMMORPG.

1.42                                          “Server Software” shall mean that portion of the Original Game or Localized Game (as applicable) that is designed to allow multiple End Users that have the Client Software installed and/or running on remote personal computers to interact with each other online via the Internet.

1.43                                          “Dream Square Property” shall mean the Localized Game Marks only registered by Dream Squareunder the condition stipulated in Article 1.35,and the EULA . For avoidance of doubt, under any circumstance, notwithstanding anything herein, Gravity’s property included as a part in Dream Square Property including, without limitation, Licensed Property shall not be deemed to be transferred to Dream Square, to be Dream Square Property, or to be the Intellectual Property of Dream Square, and all of such Gravity’s property shall remain the sole and exclusive Intellectual Property of Gravity.

1.44                                          “User Database” shall mean (i) all billing information of End Users, including, without limitation, account, password, bank card and other billing information, address, telephone, email address, and other usage or identification information of End Users collected by Dream Square( or Sub-Licensee in case of Sub-Licensing ).

1.45                                          “Game Database” shall mean all the data collected and used to operate the Localized Game, including, but not limited to the personal identification information of End Users and game-play information such as character appearances (e.g., face/body), character attributes (e.g., level/experience, point/skill), item inventories and statistics in relation to End Users’ playing the Localized Game.The Game Database shall be thejoint property ofGravity and Dream Square during the Term, provided, however, that after termination or expiration of this Agreement, Dream Square’s joint ownership for Game Database shall be transferred to Gravity and Gravity shall have sole and full ownership for Game Database.

1.46                                          “Territory” shall mean Mainland China(PRC)

1.47                                          “Update” shall mean software updates, enhancements, patches, improvements or updates to the Original Game or the Localized Game (excluding Sequels), the Licensed Gravity Technology made available to Dream Square by Gravity hereunder.

1.48                                          “Translation Asset” shall mean the Korean language version of the in-game assets of the Original Game perceived by the end user which include items such as text strings, voice-overs, audio files, in-game art (e.g. road signs), user manuals, box covers (if applicable), Original Game name/titles, and the customer support Q&A knowledge base.

1.49                                          “Tax” shall mean the withholding tax applicable to payment of exclusive licensing fees to Gravity for which Dream Square has a withholding obligation under relevant tax laws and regulations.

1.50                                          “Upgrade Version” shall mean a new version of the Localized Game that contains patches, upgrades, enhancements and/or new functionality not contained in the prior version of the Localized Game.

1.51                                          “Development Plan” shall mean the plan for the research and development conducted relating to the LocalizedGame (as defined below) under the terms and conditions of this Agreement.  The Development Plan shall include, without limitation, a number of projects with design and implementation phases and completion dates as may be amended from time to time by written agreement of Dream Square and Gravity.

Each of the following terms shall have the meanings ascribed to them in the Sections set forth opposite such terms:

“Agreement” “Alpha Tests” “Beta Tests”	Preamble Section 4.1 (d) Section 4.1 (f)

“Gravity Key Contact”	Section 4.2 (b) (ii)
“Confidential Information”	Section 7.1
“Dispute Notice”	Section 11.7
“Distribution Rights”	Section 2.1
“Effective Date”	Preamble
“Final Auditor”	Section 6.10
“Force Majeure Event”	Section 11.6
“License Fee”	Section 6.1
“Licensed Rights”	Section 8.1(d)
“Party”	Preamble
“Phase-Out Period”	Section 10.2

“Royalty Fees”	Section 6.3
“Royalty Payments”	Section 6.7
“Royalty Statements”	Section 6.5
“Sequel Notice”	Section 2.4
“Dream Square Key Contact”	Section 4.2 (a) (ix)
“Dream Square Marketing Collateral”	Section 5.1
“Site” “Sub-Licensee”	Section 4.2 (a) (v) Section 2.6
“Technical Rights”	Section 2.3
“Term”	Section 10.1

2      License Grant

2.1     Grant.   During the Term, Gravity hereby grants to Dream Square a license in the Territory to:

(a)                                 provide the Online Service to End Users;

(b)                                 promote, market, operate, maintain, offer and distribute the software for the Localized Game in the Territory; and in connection therewith, copy and use textual, sound and/or graphical content pertaining to the Localized Game, including without limitation, the characters, stories and sound recordings, on the Dream SquareMarketing Collateral;

(c)                                  install, copy and use the Localized Game (both the Client Software and Server Software in object code form only) for purposes of operating, maintaining, and distributing the Online Services in the Territory;

(d)                                 Reproduce subject to mutual consent of the parties and distribute (either directly or indirectly) the Client Software of the Localized Game (in object code form only) to End Users located in the Territory in connection with the Online Services; and

(e)                                  copy, use and display the Licensed Marks in the Territory in connection with the promotion, marketing, support, offering, copying, distribution of the Localized Game (such foregoing rights set forth in Section 2.1(a) through (e) inclusive, collectively, the “Distribution Rights”).

As used in this Agreement the terms “distribute” or “sell” (and verb and noun variations thereof) as applied to the Original Game or the Localized Game shall mean offering Online services subject to Gravity’s prior written approval to use the Localized Game directly to End Users located in the Territory, and shall not mean a sale of the title or ownership to the Original Game, the Localized Game or Online Services.

2.2                                     Exclusivity.   The Distribution Rights granted in Sections 2.1(a), (b), (c), and (d) shall be exclusive to Dream Square, butThe Distribution Rights granted in Sections 2.1(e)shall be non-exclusive to Dream Square,in the Territory during the Term. During the Term, Gravity shall not (and shall not permit, grant or license any third party the right to) promote, market, operate, maintain, offer or distribute the Original Game or Localized Game in the Territory nor exercise any of the Distribution Rightsexcept for the rights granted in Section 2.1(e)in the Territory.

2.3                                    License to Gravity Technology.   Gravity hereby grants to Dream Square, during the Term, an non-exclusive, subject to Gravity’s prior written permission, royalty bearing right and license to copy and use the Licensed Gravity Technology (in object code form only) in the Territory for purposes of exercising its Distribution Rights as to the Localized Game hereunder. Notwithstanding all the foregoing in Section2.3, any tools related to such Gravity Technology shall be provided to Dream Squarewhen the both Partiesdecideit to be necessary bymutual agreement. And Gravity shall use its best effort to provide such tools when the both Parties agree thatthey are needed. (the “ Technical Rights”).

2.4                                     Sequels.  In the event that Gravity decides to develop a Sequel to the Original Game or the Localized Game and to license the right to distribute such Sequel in the Territory, Gravity shall provide Dream Square with a written notice of such decision (the “Sequel Notice”) and engage in good faith negotiations with Dream Square regarding the terms of such license. Gravity shall not license the right to distribute such Sequel in the Territory to any third party, nor engage in discussions regarding the terms and conditions of any such license with any third party, prior to the expiration of the thirty (30) day period following the date upon which Dream Square receives the Sequel Notice. For avoidance of doubt, if a written license agreement for the service of a Sequel is not executed, for any cause, between the Parties within thirty (30) days from Dream Square’s receipt of Sequel Notice, Gravity may engage in negotiations or enter into a license agreement for the service of a Sequel with any third party.

2.5                                    Character Business.   All of the rights in or to the Localized Game, except as granted under this Agreement, including but not limited to the rights to the character business of the Localized Game, shall remain exclusively with Gravity. However, during the Term of this Agreement, Gravity will grant to Dream Square the right of first refusalto, for a period of thirty (30) days from Gravity decision to do so(the “Character Business Negotiation Period”), the right to produce and/or sell and distribute in the Territory merchandise relating to the Localized Game, including, but not limited to, character dolls, reproductions of the characters in collaterals, and other similar types of toys, gifts, collectibles, and other types of durable merchandise, as well as such other accessories, under a separate merchandising agreement. If a written license agreement regarding Character Business is not executed, for any cause, between the Parties within Character Business Negotiation Period, Gravity may engage in negotiations or enter into a license agreement regarding Character Business with any third party.

2.6                                     Sub-LicensingUnless explicitly approved in writing by Gravity, Dream Square shall have no right to grant a portion or all of the Distribution Rights granted hereunderto a third party (“Sub-Licensee”).Dream Square shall be responsible for all matters arising out of Sub-Licensing.

3                                               Ownership and Intellectual Property Rights

3.1                                     Ownership of the Licensed Property.   Dream Square hereby acknowledges and agrees that any and all Properties in relation with the Localized Game ( “Game Properties”) other than Dream Square Property, including but not limited to the Licensed Property, the Original Game is proprietary in nature, and that, as between Gravity and Dream Square, Gravity retains the sole and exclusive right, title and interest, including, without limitation, all related Intellectual Property Rights, in and to the Game Properties. Dream Square agrees that it will not take any action that may prejudice Gravity’s right of such ownership. Dream Square agrees that neither this Agreement nor the exercise of the rights under this

Agreement shall vest in Dream Square or be construed to vest in Dream Square, any right of ownership in or to the Game Properties. Except for the rights granted under this Agreement and as otherwise expressly provided herein, to the extent that any Intellectual Property Rights or other rights in the Game Properties accrue to Dream Square (by operation of law or otherwise), Dream Square hereby assigns to Gravity all right, title and interest in and to such rights, and no further action or documentation by Gravity shall be necessary to effectuate such assignment.

3.2                                     Ownership of Dream Square Property.   Gravity hereby acknowledges and agrees that the Dream Square Propertyis proprietary in nature, and that, as between Gravity and Dream Square, Dream Square retains the sole and exclusive right, title and interest, including, without limitation, all related Intellectual Property Rights, in and to the Dream Square Property. Gravity agrees that it will not take any action which may prejudice Dream Square’s right of such ownership. Gravity agrees that neither this Agreement nor the exercise of the rights under this Agreement shall vest in Gravity or be construed to vest in Gravity any right of ownership in or to the Dream Square Property. Except for the rights granted under this Agreement and as otherwise expressly provided herein, to the extent that any Intellectual Property Rights or other rights in the Dream Square Property accrue to Gravity (by operation of law or otherwise), Gravity hereby assigns to Dream Square all right, title and interest in and to such rights, and no further action or documentation by Dream Square shall be necessary to effectuate such assignment. Notwithstanding anything else above, the Ownership of the Localized Game Marks shall be retained by Dream Square only during the Term, and it shall be transferred to Gravity according to Section 1.35 after the termination orexpiration of this Agreement,

3.3                                     Dream Square shall exert all reasonable efforts to guard Gravity’s Intellectual Property rights against any and all infringements thereof in the Territory.

(a)              Dream Square recognizes the great value of the publicity and goodwill associated with the Licensed Property and, in such connection, acknowledges that such goodwill exclusively belongs to Gravity.

(b)              Dream Square shall monitor any unauthorized use of the Licensed Propertyby third parties within the Territory, and shall notify Gravity promptly in the event that such illegal activities have been brought to Dream Square’s attention.

(c)               Gravity has the right of conducting random auditing on any infringement within the Territory. In the case that any infringement is detected as a result of such auditing, the Parties shall cooperate to prosecute such infringement, including but without limitation to bring or instituting a claim and legal action against the infringing, alleged or actual, third parties.

(d)              In case that any infringement regardless ofwhether willful or negligent act, is attributable, in whole or in part, to an act of Dream Square or any of its Sub-Licensees, Gravity shall have the right to bring provisional measures against Dream Squares or any of its Sub-Licensees: such measures may include (a) temporary restraining order, (b) preliminary or permanent injunction or (c) other equitable and provisional relief from a court of competent jurisdiction. In addition, Dream Square shall be liable for all losses or damages, including but without limitation, to general, special, direct or indirect damages, incurred by Dream Square, irrespective of whether such fault is attributable to Dream Square or to any of its Sub-Licensee. For avoidance of doubt, this Article 3.3 (d) shall not affect Gravity’s right under this Agreement.

3.4                                     Cooperation. Dream Square shall assist Gravity to procure appropriate legal and administrative measures against any and all activities by third parties infringing any of the Intellectual Property rights of Gravity on or in relation to the Licensed Property, including, without limitation, manufacture or sales of counterfeiting CDs, manuals, workbooks or other products. In the case that any infringement of the Intellectual Property rights of Gravity on or in relation to the Licensed Property is detected in the Territory, With accordance to Gravity’s instruction, Dream Square may prosecute such infringement, including but not limited to bring or instituting a claim and legal action against the infringing, alleged or actual, third parties on condition that (a) all costs and fees for such lawsuits and/or prosecution shall be paid by Dream Square, and (b) Gravity shall provide Dream Square with any and all necessary documents and evidences reasonably required by Dream Square.

3.5                                     If any Sub-Licensing is grantedaccording to Section 2.6, Dream Square shall guard Gravity’s Intellectual Property rights against the commission by any of its Sub-Licensees of any infringement activities. Dream Square shall take all necessary steps to prevent its Sub-Licensees from committing any alleged or actual piracy activities.

4                                               Development of Localized Game; Services and Support

4.1                                     Development of Localized Game; Initial Launch. The Parties shall have the following responsibilities in connection with the development of the Localized Game and preparation for the Initial Launch. Such responsibilities may be supplemented by mutual written agreement of the Parties.

(a)                  Gravity Deliveries. Gravity shall provide to Dream Square the OriginalGame, including but without limitation, the Translation Assets comprising the Korean language version of the in-game assets of the Original Game perceived by the end user that are required to be translated into Languageperformed by Dream Square pursuant to Article 4.2(a)(x) (specifically, the text strings, voice-overs, and in-game art with embedded text). Dream Square shall translate the Translation Assets into Language (the “Dream Square Translation Assets”). The Dream Square’s Translation Assets should include the Language Voice file in “WAV” format. The final form of the Dream Square Translation Assets shall be determined by Dream Square, provided that it shall be subject to Gravity’s consent. At the same time, Gravitymay provide Dream Square with a robot program in order that Dream Square can do the stress test for the Localized Game upon request. The basic functions of the robot are logging in, logging out, walking to the appointed place.

(b)                  Dream Square Comments. Within thirty(30) Business Days after Gravitydelivers the Original Game pursuant to Section 4.1(a), Dream Square shall provide to GRAVITY its comments and suggestions, including but not limited to adding or adjusting contents with respect to the localization of the Original Game(the “Dream Square Comments”).

(c)                   Modifications. After Dream Square has provided its comments andsuggestions with respect to the Localized Game pursuant to Section 4.1(b), Gravity shall complete its modification of the Localized Gameagreed between the Parties in accordance with form and content agreed by both Parties. The final form of the Localized Game shall be determined by mutual agreement byGravity and Dream Square. After completion of Localized Game, Dream Square shall be strictly prohibited from any modification, amendment or revision to any part of the Localized Game including the title of the Localized Game and the name of the characters in the Localized Game, without the prior written approval of Gravity.

(d)                  Initial Installation.   In connection with the initial installation of theLocalized Game onto Dream Square’s server network in the Territory,

Gravity shall provide Dream Square with technical assistance at Dream Square’s headquarters at Gravity’s sole cost and expense. The Gravity personnel providing such technical assistance shall remain onsite until (i) the Localized Game, including without limitation, the Server Software, has been fully installed on Dream Square’s server network, and (ii) Dream Square has conducted a successful preliminary test of the installation and isprepared to initiate a simulated or actual operational testing by potential users/customers or an independent test team at the Dream Square’ sitebefore the Beta Test (“Alpha Tests”). In connection with the initial installation of the CBT Version, OBT Version and the Initial Launch Version and any Major Update on Dream Square’s server network in the Territory, Gravitymay dispatch developers to Dream Square’s office for technical support.Gravity personnel providing such technical assistance may remain onsite, and may provide developers with interpreters for better communication between Dream Square and Gravity. To avoid any misunderstanding, the period of dispatching Gravity’sdeveloper could be altered by with mutual consent of both Parties based on considering current situation at the time in good business manner.

(e)                    Initial Training.   Gravity shall be responsible for properly training Dream Square’s staff to perform the necessary support and operations functions contemplated hereby. The initial training session shall take place at the same time and location as the initial installation, be conducted by at least [two (2)] Gravity employees, and last for at least [five (5)] Business Days.

(f)                     Testing.   Dream Square shall conduct compatibility testing as necessary prior to the Initial Launch of the Localized Game. Dream Square shall also conduct Alpha Test and Beta Tests that mean both Closed Beta Testing and Open Beta Testingin preparation for the Initial Launch. Gravity agrees to cooperate with and assist Dream Square in connection with the Alpha Testsand Beta Tests of the Localized Game, including providing the Localized Game software support specified in Section 4.2(b)(iii).

(g)                    Game Approvals.   Dream Square shall obtain, and maintain during the Term, the Agreement Registrations and the Game Approvals. Gravity shall use its commercially reasonable efforts to assist Dream Square in obtaining, and maintaining during the Term, the Agreement Registrations and the Game Approvals.

(h)                   Initial Launch.   Upon receipt of the Agreement Registrations and the Game Approvals, Dream Square shall cooperate with Gravity to commence the Initial Launch as soon as practicable thereafter. Gravity and Dream Square shall agree to makeInitial Launchwithin one(1) year from the Effective Date of this Agreement.

4.2          Game Services and Support.

(a)            Dream Square’s Obligations.   During the Term of this Agreement, and subject to the terms and conditions of this Agreement, Dream Square shall perform the following functions, using its highest industry standard practices, methods and techniques:

(i)                           Marketing and Distribution.   Dream Square shall be responsible for the marketing, promotion and distribution of the Localized Game Client Software and related Online Services in accordance with Section 5.The Dream Square must commence its marketing and promotion activities for the Localized Game at least 1 month prior to Initial Launch and continue to engage in such activities during the Term. All marketing and promotion materials must be provided to the Gravity for its comments. Gravity shall, upon request by Dream Square, provide Dream Square with samples of the marketing and promotional materials for the Original Game that have been produced by Gravity without extra charge. Gravitymay, upon request by Dream Squareand mutual agreement of both Parties’,make to create marketing materials such as but not limited to in-game character 3D pictures for Dream Square’s advertising promotion and marketing campaign. Dream Square shall design all of its advertising, marketing and promotional materials for the Localized Game in the Territory after reviewing the advertising, marketing and promotional materials for the Original Game produced by Gravity, and must give prior written noticeto Gravity and receive written approval from Gravity as to the form and content of any and all advertising and promotion materials prior to the launching of any campaign.

(ii)                        Online Services.   Dream Square shall operate and maintain the Online Services in a secure and reliable manner consistent with the reasonable expectations of the online game players in the Territory.

(iii)                     End User Support.   Dream Square shall provide game support (including without limitation online in-game support), offline phone support, and email support to End Users (for both the Online Services and Client Software) in a secure and reliable manner consistent with the reasonable expectations of the End Users in the Territory.

(iv)                    BillingSupport.   Dream Square shall be responsible for billing, collection and support requirements of the Online Services, including,

without limitation, operating and maintaining a secure billing system to establish new End User accounts, authenticate user names/passwords, and maintain billing records. However, ifDream Square’s Billing System has unavoidable or other serious technical conflicts against the Localized Game and the Online service, Dream Square shall immediately replace such defective Billing System with appropriate Billing System, and in case that Gravity recommends an alternative Billing System to replace such defective Billing System above, Dream Square shall agree to use such alternative Billing System. Dream Square shall approve the real-time access of Gravity to the Billing System only for the purpose of collecting the information necessary to calculate Royalty payment. Dream Square shall provide an appropriate database interface agreed between the Parties, which enables Gravity to monitor the aforementioned information in real-time basis fourteen (14) days prior to the Commercial Launch Date of the Localized Game in the Territory.

(v)                       Game Website.   In furtherance of the foregoing, Dream Square shall be responsible for creating and managing an End User website for the Localized Game and the Online Services (the “Site”). The Site shall include, among other things, information describing the Localized Game and the Online Services, instructions for and means of registering as an End User, instructions for obtaining the Client Software, End User forums, and a knowledge database with answers for commonly asked End User support questions. The form and content of the Site shall be determined by Dream Square in its sole discretion in compliance with terms and conditions of this Agreement.

(vi)                    EULA. Dream Square shall require End Users to agree to the terms of the EULA prior to providing End Users with access to the Localized Game.

(vii)                 Game Data Centers.   Dream Square shall be responsible for maintaining and operating the Game Data Centers in a secure manner.

(viii)              Key Contacts.   Dream Square shall assign an employee to serve as the focal point of contact for Gravity (the “Dream Square Key Contact”).

(ix)                    Anti-Hacking Solution. Gravity installs the anti-hacking solution provided by Dream Square in the Localized Game. Dream Square shall be responsible to use its best efforts to maintain and operate an anti-hacking solution at its cost, and provide the protections, optimized management and technical solution to keep the Localized Game free from any attempts of piracy, cheating, hacking or any other illegal attacks. Gravity shall as well provide full commercially reasonable support on this matter.

(x)                       Translation. Dream Square shall translate all of Translation Assets and voice files at Dream Square’s sole cost and expense in the term pursuant to Sections 4.

(b)            Gravity’s Obligations.  During the Term, and subject to the terms and conditions of this Agreement, Gravity shall perform the following functions in order to assist Dream Square in distributing the Localized Game and providing the Online Services to End Users:

(i)                           Documentation.Gravity shall provide the following Documentation: (i) user manuals, (ii) [the most recent versions of the customer support Q&A knowledge database used in the Territory, (iii) documentation instructing how to provide in-game customer support for the Original Game, (iv) technical documentation on installation and server maintenance, (v) server network diagrams, and (vi) application program interface documentation,(vii)development schedule and development plan.

(ii)                        Key Contacts.   Gravity shall assign a bilingual (Korean and Chinese) employee to serve as the project manager and act as the focal point of contact for Dream Square (the “Gravity Key Contact”). In addition, Technical Staff shall be another point of contact for Dream Square with respect to technical and operational affairs.

(iii)                     Software Support.   In the event that Dream Square or an End User discovers a Minor Error or a Catastrophic Error (collectively, the “Error(s)”), Dream Squareshall notify Gravity of such Error(s).  In such case, Gravity shall in a timely manner use its commercially reasonableefforts to provide an Update that corrects the Error at issue and provide Dream Square with a detailed description of such Update. All requests for maintenance service shall be made by the Dream Square Key Contact to the Gravity Key Contact (or a person designated by such persons) via email along with supporting documentation and shall classify the severity of the reported bug or flaw in accordance with the severity scale set forth below. Upon receipt of an Error report Gravity shall acknowledge receipt of such report via email within one (1) Business Day of receipt and shall use itscommercially reasonableefforts to provide Updates for such reported Errors in accordance with the bug-severity scale below. The due day for the such Updates shall be determined by discussion of both Parties

(1)                  Severity 1: Localized Game threatening bug such as a cheat, exploit, item duplication or other bug that poses an immediate threat to the game economy, or database or server crashing bugs that affect a material number of End Users. Gravity shalluse its commercially reasonable efforts to deliver Update to Dream Square within one (1) week of receipt of the bug report;

(2)                  Severity 2: Localized Client Software crashes or bugs that prevent End Users from being able to make progress in the Localized Game. Gravity shall use its commercially reasonable efforts todeliver Update to Dream Square within two (2) weeks of receipt of the bug report;

(3)                  Severity 3: Bugs that impair some functionality but which do not prevent the ability of the End User to continue to progress in the Localized Game. Gravity shall use its commercially reasonable efforts todeliver Update to Dream Square within one (1) month of receipt of the bug report; and

(4)                  Severity 4: Bugs that are aesthetic in nature, or that do not impair functionality or the ability for End Users to progress in the Localized Game. These should be patched in order of priority on an ongoing basis with no specific timeframe in mind.

(iv)  Dream Square will thereafter make available such Update to all of the End Users. In the event that Gravityis unableto provide an adequate Update for such bug or flaw in a timely manner, Gravity, at its sole decision based on discussion with Dream Square, shall make reasonable effort to take the whole or a part of the measures, including to engage a third party to perform, the necessary modifications or updates in relation to any Error(s).Further, for the Update;

(1)                  Gravity shall immediately provide to Dream Square without any further action on the part of the Parties hereto, Korean language versions agreed to deliver to Dream Squareof all Updates to the Original Game generally made available to end users located in Korea and all Updates to the Licensed Gravity Technology used by Gravity. Gravity shall make commercially reasonable efforts to provide to Dream Square any Updates provided to other operators (including Gravity itself) of the Original Game outside of the Territory.

(2)                  In addition, Gravity shall provide Updatesupon reasonable request of Dream Square and in any event at least once during every six (6) month period following the Initial Launch. Dream Square shall not, however, be obligated to implement any Updates of which Dream Square does not approve. All Updates shall be deemed to be part of the Localized Game.Gravity has the right to use updated Localized Game Software inside or outside of Korea excluding the Territory.

(3)                  Gravity shall provide reasonable onsite assistance decided by mutual agreement by both Parties, at Dream Square’s headquarters, upon reasonable request of Dream Square.

(4)                  Gravity shall provide all reasonably requested additional assistance to Dream Square in connection with Dream Square’s performance hereunder, at Dream Square’s sole cost and expense.

(v) Training and Technical Assistance.  Gravityshall provide to Dream Square, with sufficient technical support via telephone, emails and sending its technical support team in connection with the manufacturing, marketing, promoting, using, distributing, sellingand otherwise operation of the Game.

(1)        When the technical support team travels for the first server installation and the first training fornecessary employees of Dream Square, Gravity shall cover the reasonable cost of the technical support team’s plane tickets, accommodation and food.

(2)        Between the first server installation and the start of the Commercial Launch, when the technical support team travels to the site designated byDream Square, Gravity shall cover the reasonable cost of the technical support team’s plane tickets, accommodation and food.

(3)            After the start of the Initial Launch of the Game, upon the request by Dream Squarewith reasonable prior notice, Gravity shall dispatch the technicalsupport team to the site designated by Dream Square. In such case,Dream Squareshall cover the plane tickets, the reasonable cost of the technical support team’s accommodation, food, and local transportation.

(4)            Notwithstanding the foregoing, in case that a Party visits the other party upon request from the other Party except for Training and Technical Assistance said above (a), (b), and (c), the Travel Costs (airfare, Accommodation (Hotel), local transportation costs, and meals) on a reasonable basis in Territory shall be borne by the requesting party.

(vi)           Promotional Materials.  From time to time during the Term, Gravity, at its sole decision,may provide Dream Square with such Promotional Materialsas may be generated and as is reasonably necessary for Dream Square to market or promote the Localized Game in the Territory.

5              Marketing and Pricing

5.1                                    Marketing.  During the Term and subject to Section 4.2(a)(i) above, Dream Square shall market, promote and encourage interest in the Localized Game and the Online Services within the Territory. Dream Square has the right to develop collateral materials and assets to be used in connection with the marketing, commercial release and distribution of the Localized Game and the Online Services in the Territory (the “Dream Square Marketing Collateral”). The Dream Square Marketing Collateral shall be deemed to be the Licensed Property. Dream Square shall provide quarterly marketing plan each quarter for Gravity to review prior to the corresponding quarter.In addition, Dream Squareshall provide Gravity with a separate marketing activity report on June 30 and December 31 of each year covering the preceding six (6) months’ period. Such report shall be made within thirty (30) days after the end of a half year period.

5.2                                     Pricing.  Pricing for the Localized Game and the Online Services shall be determined by Dream Square in its sole discretion, provided, however, that the Price for the Localized Game and the Online Services shall not be decided to be unreasonably low or free compared to the market value thereof without prior agreement with Gravity

5.3                                      Monthly Report. On every TenBusiness Day of the following month, Dream

Square shall provide Gravity, with the detail operation information regarding each month.

5.4                                      Dream Square may provide End Users with such number of free Game Points andfree accounts (“Free Use”) as may be reasonably necessary in the Localized Game, for the purposes of the promotion, operation and advertisement of theLocalized Game, provided, however, that both (i) the free Game Points,assuming them to be sold in normal price, the deemed sales amount of whichexceed one(1) U.S. dollars per End User per quarter and(ii) the free accounts the use period of which exceed three(3) days per EndUser per quarter shall be approved in writing by Gravity no later than seven(7) days before launching of each promotion including Free Use. Detailedinformation regarding free Game Points and accounts provided by Dream Square toEnd Users shall be supplied to Gravity in Royalty Statement required byArticle 6.4 hereof.

5.5                                      In the event thatDream Square changes its marketing strategies, including advertising, marketing, and price policies relating to the Localized Game, and other important policies, Dream Square shall provide written notice to Gravity in advance.

6              License Fees, Minimum Guarantee and Royalty Fees

Dream Square shall pay Minimum Guarantee and Royalty Fee (“The Payment”) to Gravity as specified in this Article 6 in consideration of the license granted herein. The Payment shall be deemed made upon presentation by Dream Square of remittance confirmation or notice to Gravity of payment. Unless Gravity actually receives the remitted amount, the Payment shall not be deemed to have been paid. Dream Square may not set-off the Payment against any claims Dream Square may have against the Gravity.

6.1                                      License Fees. The Parties acknowledge and agree that, in partial consideration of the rights granted under this Agreement, Dream Square shall not pay to Gravity a non-refundable and non-recoupable license fee

6.2                                      Minimum Guarantee. Dream Squareshall pay to Gravity Non-refundableMinimum Guarantee of One Million U.S dollars (USD $1,000,000) according to the following schedule.

Minimum Guarantee shall be credible against the amount of Royalty Fees which may accrue under this Agreement during the One (1) year term commencing on the Initial Launch Date:

(a)        Dream Square shall pay to GravityThree Hundred Thousand U.Sdollars (USD $300,000) within thirty  (30) Business Days after Effective Date of this

Agreement and Dream Square’s  receipt of a written invoice in such amount from Gravity.

(b)         Within thirty(30) BusinessDays from the date of Closed Beta Testing, Dream Square shall pay to Gravity Four Hundred Thousand US dollars (USD $400,000)and Dream Square’s receipt of a written invoice in such amount from Gravity.

(c)          Within thirty(30) Business Days from the date of Initial Launch Date, Dream Square shall pay to Gravity Three Hundred Thousand US dollars (USD $300,000)and Dream Square’s receipt of a written invoice in such amount from Gravity.

For the purposes of clarification Dream Square shall pay Gravity actual incremental Royalty Fees earned over the amount of the Minimum Guaranteed Payment for the Term generated in connection with the Localized Game in the Territory during the Term, and Minimum Guaranteed Payment shall not be refunded for any reason.

6.3                                    Royalty Fees.  In further consideration of the Distribution Rights and related rights granted by Gravity to Dream Square hereunder, Dream Square shall pay to Gravity a royalty fee on a monthly basisequal to Twenty five percent (25%) of Gross Revenue as from the Initial Launch Date.In the event any payment is not made by Dream Square within the due date described in this Agreement, a default interest at the rate of Ten percent (10%) per annum of the actual amount of delayed payment shall be applied on each day from the due date until the payment is actually made. For the avoidance of doubt, Gravity’s entitlement to such default Interest pursuant to this Section6.3shall not affect any of the other rights of Gravityunder this Agreement.

6.4                                    Royalty Statements. Dream Square shall provide to Gravity a statement (a “Royalty Statement”) within ten (10) Business Days fromthe end of each calendar month during the Term. Such Royalty Statement shall be detailed in writing for Dream Square’s business activities in relation to the Licensed Property, including, but not limited to,detailed information concerning the calculation of Gross Revenue for the applicable Royalty Fee period, a list of End-Users, the fees charged by Dream Square, package sales, discount sales, the amounts spent on advertising activities, complaints received from End Users, the maximum and average number of concurrent End Users and market trends and promotion in the Territory.Gravity shall provide Dream Square with an invoice for a given Dream Square financial month in the amount of the Royalty Fees set forth in the relevant Royalty Statements.

6.5                                    Taxes. Except as may be otherwise provided for herein, unless explicitly approved in writing by Gravity, Any taxes including the sales tax, , income tax, duties, fees and other government charges of any kind imposed by any authority of the Territory under this Agreement shall be borne by Dream Square, provided, however, that if anyAuthority in the Territory requires Dream Square to withhold the withholding tax on the payment to Gravity, Dream Squareshall be permitted to withhold such tax, only if Gravity is entitled to receive such payments as a tax credit under the relevant laws of Korea or any existing tax treaty between the respective countries of operation of Gravity and Dream Square. In the event that any amount is withheld for the tax payment under this Article 6.5, Dream Square shall promptly inform Gravity of such payment and provide Gravity with a certification issued by the relevant tax authorities with respect to the relevant payment.

6.6                                     Royalty Payments.  All payments of Royalty Fees (the “Royalty Payments”) shall be computed by Dream Square on a monthly basis, and shall be due and payable by wire transfer to a bank account designated by Gravity (in U.S. dollars in immediately available funds) within thirty(30) Business Days after receipt of the Gravity’s invoice in accordance with Section 6.4. The Royalty Payment shall be deemed as fully paid until the accumulated RoyaltyPayment reaches the amount of the accumulated Minimum Guarantee paid to Gravity.For the avoidance of doubt, Dream Square shall only pay the balance between the accumulatedRoyalty Payment and the accumulated Minimum Guarantee paid to Gravity if the accumulated Royalty Fee payment goes beyond the accumulated Minimum Guaranteed Paymentpaid to Gravity by then.

6.7                                     Rate. The local currency to U.S. dollarexchange rate for purpose of calculating the Minimum Guaranteed Payment or Royalty Fee shall be the average of the selling and buying rates of the last Business Day of such month as reported by the People’s Bank of China based upon the 12:00 noon (Beijing time).

6.8                                     Wire Transfer Fees.  All costs and expenditures arising from the payment of the License Fees or Royalty Fees (excluding the withholding taxes, if any), including without limitation the telegraphic fee,shall be borne by Dream Square.

6.9                                     Audit Rights. Dream Square shall keep all of their records, contractual and accounting documents and company documents in relation to its business and other activities related to this Agreement in its principal office during the term of this Agreement and for not less than five (5) years after the expiration or termination of this Agreement. During the term of this Agreement and for five (5) years after the expiration or termination hereof, Gravity may by itself or through an accountant designated by Gravity investigate and audit the accounting documents of Dream Square with respect to its business regarding Licensed Products.Subject to the provision of at least 15BusinessDay prior written notice and, not more frequently than twicein any consecutive twelve (12) month period, Gravityshall be entitled to inspect the books and records of Dream Square and the Operating Entity, if any, for the purpose of verifying the Royalty Fee payments under this Agreement from the Initial Launch Date until the date of auditing. All expenses arising from such auditing shall be borne by Gravity, provided, however, that

(a)         The auditing shall be held during Dream Square and the Operating Entity’s normal working hours, and shall not disturb or annoy the operation of Dream Square and the Operating Entity in any way. Dream Square shall make Operating Entityto provide assistance and cooperation reasonably required by Gravity for such auditing.

(b)         After such audit, if such audit reveals a shortfall equal to or more than three percent (3%) of the total Royalty Fee due, Dream Square shall immediately reimburse the auditing cost, and pay the amount of the shortfall, as well as Ten percent (10%) of default interest on the shortfall.

6.10                             Free Account.  Dream Square may offer the Localized Game and the Online Services to a limited number of potential End Users for no charge during beta testing, and such offer shall not be subject to the royalty obligations under this Section.

6.11                              Bank Information of Gravity:
Bank name: KOOKMIN BANK SANG-AM BRANCH
Swift code:CZNBKRSE
Bank account number:112668-06-100063

7              Confidentiality

7.1                                    Confidential Information.  Information designated in writing as confidential, or customarily considered to be confidential information by persons engaged in game business,or if disclosed orally, designated as confidential in a subsequent written notice provided within thirty (30) days of such disclosure, by the disclosing Party shall be treated as confidential information (“Confidential Information”) of such Party. Notwithstanding the foregoing, all information included in or relating to a Royalty Statement, any other financial information, including all information provided pursuant to Section 6.9(Audit Rights), shall be deemed Confidential Information of Dream Square, whether or not any such information is marked as confidential.

7.2                                    Restrictions.  Neither Party shall not-disclose, copy or use any Confidential Information of the other Party, except for the sole purpose of carrying out its obligations under this Agreement. Each Party shall limit the use of, and access to, the other Party’s Confidential Information to (i) its employees whose use of or access to such Confidential Information is necessary to carry out the receiving Party’s obligations under this Agreement and (ii) constituents of the Party (e.g., board of directors, stockholders, current or potential investors and stockholders, acquirers and joint venture partners, legal counsel, accountants and other advisors) who are bound by confidentiality restrictions or have a fiduciary or ethical obligation to maintain the confidentiality of such information.

7.3                                    Exceptions.  This Section 7.2 shall impose no obligation upon either Party with respect to any information which: (i) becomes publicly available through no fault of the receiving Party; (ii) is rightfully known to the receiving Party at the time of receiving such information; (iii) is disclosed by the disclosing Party to any third party without restriction of disclosure; (iv) is independently developed by the receiving Party without use of the disclosing Party’s Confidential Information (as evidenced by written records); and (v)is required to be disclosed by the receiving Party in accordance with the applicable laws and orders from the government or court.

7.4                                    Dream Squareacknowledges that Gravity is a publicly traded company listed on NASDAQ and subject to the securities laws and regulations of the United States.  Therefore, anyone receiving non-public information about Gravity or any of its affiliates is prohibited from purchasing or selling any securities of Gravity based upon that information or communicating the information to any person under circumstances which reasonably make it foreseeable that such person is likely to purchase or sell any of Gravity’s securities based upon that information, unless the recipient already has such information.

8              Representations and Warranties, Covenants

8.1          Representations and Warranties of Gravity.

(a)                         Due Organization.  Gravity is a company duly incorporated and validly existing as a company in good standing under the laws of Korea.

(b)                         Authority and Enforceability.  This Agreement has been duly authorized by Gravity and, when executed and delivered by the Parties, will constitute a valid and legally binding agreement of Gravity, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This Agreement is in proper legal form to be enforceable against Gravity in accordance with its terms in Korea and to ensure the legality, validity, enforceability or admissibility into evidence in Korea of this Agreement, except for paying the stamp tax, it is not necessary that this Agreement be filed or recorded with any court or other authority in Korea or any other documents to be furnished hereunder.

(c)                          No Conflict.  Compliance by Gravity with all of the provisions of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement or instrument to which Gravity is a party, (ii) result in any violation of the provisions of the constituent documents of Gravity or (iii) result in any violation of any statute or any order, rule or regulation of any Authority having jurisdiction over Gravity. Gravity will not enter into any agreement that conflicts with any of the terms and conditions of this Agreement during the Term of this Agreement.

(d)                         Intellectual Property Rights.  Gravity owns, possesses, licenses or otherwise holds, and has authority to grant Dream Square all rights granted to Dream Square under this Agreement with respect to the Licensed Property delivered to Dream Square by Gravity (the “Licensed Rights”). None of the Licensed Rights are unenforceable or invalid. Gravity is not in breach of, and has complied in all material respects with all terms of, any license or other agreement pursuant to which Gravity owns, possesses or otherwise holds any of the Licensed Rights.

(e)                          No Known Infringement.  To the best knowledge of Gravity,none of the Licensed Rights conflict with or infringe upon the rights of others. Gravity has not received any notice of violation or conflict with the rights of others with respect to the Licensed Property delivered to Dream Square by Gravity. There are no pending or, to Gravity’s knowledge, threatened actions, suits, proceedings or claims by others that allege that the Licensed Property delivered to Dream Square by Gravityinfringes upon any patent, trade secret, trade mark, service mark, copyright or other Intellectual Property Right or proprietary right.

8.2          Representations and Warranties of Dream Square.

(a)                         Due Organization.  Dream Square is a company duly incorporated and validly existing as a company in good standing under the laws of PRC.

(b)                         Authority and Enforceability.  This Agreement has been duly authorized by Dream Square and when executed and delivered by the Parties, will constitute a valid and legally binding agreement of Dream Square, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This Agreement is in proper legal form to be enforceable against Dream Square in accordance with its terms in thePRCand to ensure the legality, validity, enforceability or admissibility into evidence in the PRC of this Agreement, except for obtaining the Agreement Registrations and paying the stamp tax, it is not necessary that this Agreement be filed or recorded with any court or other authority in the PRC or that any similar tax in the PRC be paid on or in respect of this Agreement or any other documents to be furnished hereunder.

(c)                          No Conflict.  Compliance by Dream Square with all of the provisions of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement or instrument to which Dream Square is a party, (ii) result in any violation of the provisions of the constituent documents of Dream Square or (iii) result in any violation of any statute or any order, rule or regulation of any Authority having jurisdiction over Dream Square. Dream Square will not enter into any agreement that conflicts with any of the terms and conditions of this Agreement during the Term of this Agreement.

8.3          Other Obligations of Dream Square.

Dream Square shall not (a) copy, modify, display or distribute to any person all or any part of theLicensed Products, except as provided for herein; (b) disassemble, decompile or reverse engineer Licensed Products, or any part thereof; (c) use, distribute or provide the Licensed Productsto any third parties, except as authorized in this Agreement; (d) distribute or make the Licensed Products or any executables derived or produced therefrom; (e) knowingly distribute, make available or disclose the Licensed Products to any third party except as authorized herein; (f) license, sublicense, distribute or make available the Licensed Products to any third party, except as provided in this Agreement; or (g) assist any other person or entity in doing any of the foregoing. Dream

Square shall use commercially reasonable efforts to prevent any third party from doing all or any of the foregoing without the permission of Gravity.

9              Indemnification

9.1                               Dream Square shall immediately notify Gravity if it becomes aware of (i) any threatened or actual claim against the Dream Square by a third-party relating to its use of the Localized Game as intended in this Agreement, and (ii) any unauthorized use of the Localized Game and Materials or breach of Gravity’s Intellectual Property Rights by a third party.

9.2                               Gravity shall, at their own expense, indemnify, defend and hold harmless Dream Square, from and against any and all damages, liabilities, losses, costs, charges, fees and expenses, arising out of a successful claim by a third party in the Territory that the use, as intended in this Agreement, of the Licensed Property delivered to Dream Square by Gravity infringe in any manner any Intellectual Property Right of such third-party, provided thatDream Square gives Gravity prompt, written notice of any such claim, etc. and all reasonable cooperation, information and assistance to defend such claim, etc.

9.3                               Gravity shall have no liability or obligation to Dream Square under Section 9.2 if such claims, damages and liabilities result from (i) Dream Square’s breach of any term of this Agreement, (ii) Dream Square’s unauthorized use of the Licensed Property that is not expressly intended in this Agreement, or (iii) modifications, alterations or enhancements of the Licensed Property, which are not created by Gravity.

9.4                               Dream Square must, at its own expense, indemnify, defend and hold harmless Gravity, from and against any and all damages, liabilities, losses, costs, charges, fees and expenses, relating to, or arising from, (a) any claim or allegation that the use of the Localized Game, and/or Gravity’s Marks by Dream Square, which is unauthorized or unintended under this Agreement, infringes in any manner the Intellectual Property Rights or other proprietary rights of a third party; or (b) any claim or allegation that the Dream Square Marks infringe in any manner any Intellectual Property Right or any other right of any third-party. Dream Square agrees that it may not, without Gravity’s prior written consent, enter into any settlement or compromise of any claim that results in any admission of liability or wrongdoing on the part of Gravity.

9.5                               Dream Square shall have no liability or obligation to Gravity under Section 9.4 if such claims, damages and liabilities result from Gravity’ breach of any term of this Agreement.

9.6                                    Except as otherwise provided herein, Dream Square shall indemnify, defend and hold Gravity (and its officers, directors, employees and agents) harmless from any and all third party claims, demands, reasonably incurred out-of-pocket costs and expenses (including attorneys’ fees, costs, and expert witnesses’ fees), liabilities, losses and damages directly arising out of or resulting from any aspect whatsoever of the distribution of the LocalizedGame and Online Service and related marketing, sales or other activities of Dream Square.

9.7                                    Except as otherwise provided herein Dream Square shall be solely responsible for service, use, promotion, distribution and marketing of the Localized Game in the Territory, and Gravity shall not be responsible for or obligated to provide any of the foregoing above and beyond the obligations stated in this Agreement.

10                                  Term and Termination

10.1                             Term. This Agreement shall commence as of the Effective Date and shall continue for a term of Twelve (12) months after the Initial Launch Date (the “Term”). This Agreement shall be automaticallyextended for an additional Twelve (12) month period only for one time after the first anniversary of the Initial Launch Date (the “Automatic Extension Period”) when Gross Revenue during the first Twelve (12) month after the Initial Launch Date (the “First Commercial Term”) reaches Five million (5,000,000) US dollars and Gross Revenue of the twelfth (12th) month of First Commercial Term reaches Two Hundred Thousand (200,000) US dollars. During the Automatic Extension Period, all the terms and conditions of this Agreement will remain unchanged

10.2                             Phase-Out Period.   Provided that this Agreement is not earlier terminated pursuant to Section 10.3, there shall be a phase out period of three (3) months following the expiration of the Term (the “Phase-Out Period”), during which time Dream Square shall wind-down the distribution and operation of the Localized Game. If this Agreement is terminated pursuant to Section 10.3, the terminating Party shall determine whether there shall be a Phase-Out Period and the length of such Phase-Out Period, provided that such period shall not exceed three months. During the Phase-Out Period, Dream Square shall (i) continue to make the Localized Game available to End Users, (ii) continue to pay Royalty Fees pursuant to Section 6.3, and (iii) terminate its marketing and sales activities relating to the Localized Game (i.e., no longer permit End Users to transfer game points to their Dream Square account to access the Localized Game).

10.3                        Termination.

(a)            Mutual Termination Rights

(i)                Either Party may terminate this Agreement, without penalty or liability to such Party, immediately upon written notice thereof (i) in the event of the commencement of any liquidation, dissolution, voluntary or involuntary bankruptcy, insolvency, receivership or similar proceeding of the other Party; (ii) if the other Party is unable to pay its debts as they become due, has explicitly or implicitly suspended payment of its debts as they become due (except debts contested in good faith) or (iii) if the creditors of the other Party have taken over its management or a substantial part of its assets.

(ii)             Either Party may terminate this Agreement without penalty or liability to such Party, thirty (30) days after providing written notice thereof in the event a Force Majeure Event persists and impairs or delays a Party’s performance hereunder for a three month period; and (ii) such event has not been cured by the end of the thirty (30) day notice period.

(b)            Gravity Termination Rights.   This Agreement maybe immediatelyterminated by Gravity by providing Termination Notice, without penalty or liability to Gravity, afterthirty (30) days fromGravity’s provision of the Breach Notice of Gravityto Dream Square, if (i) (a) Dream Square has breached its obligation to pay the portion of the Minimum Guarantee in accordance with Section 6.2 and/or the Royalty Fees in accordance with Section 6.3, (b) any of the representations and warranties of Dream Square are not true and correct in all material respects, (c) Dream Square has breached a material term of this Agreement, (d) if Dream Squareengages in other business activities not mentioned in this Agreementwhich generate revenue by using the Localized Game, (e) if Initial Launch of the Localized Game is not made within One(1) year form the Effective Date;(ii) Gravity provides writtennotice to Dream Square of such breach(“Breach Notice of Gravity”); and (iii) such breach has not been cured within thirty (30) days after receipt by Dream Square of the notice thereof.

(c)             Dream Square Termination Rights. This Agreement may be immediatelyterminated by Dream Squareby providing Termination Notice, without penalty or liability to Dream Square, afterthirty (30) days fromDream Square’s provision of the Breach Notice of Dream Squareto Gravity, (i) (a) in the event Gravity has breached its obligation to deliver the Localized Game in accordance with Section 4.1(c), (b) any of the representations and warranties of Gravity are not true and correct in all material respects,  (c) Gravity has breached a material term of this Agreement, or (d) Game Approvals or Agreement Registrations of the Localized Game or its revised version is not approved by related Authorities of PRCwithin eight(8) months from the Effective Date.(ii) Dream Square provides writtennotice to Gravity of such breach or event(“Breach Notice of Dream Square”); and (iii) such breach or event has not been cured within thirty (30) days after receipt by the Gravityof the notice thereof.For avoidance of doubt, in case of Dream Square’s termination according to Section 10.3, Dream Square may claim for damages according to Section 10.4 (c) but shall not claim for a refund of Minimum Guarantees or Royalties paid by Dream Square to Gravity.

(d)            Termination Notice.   Any notice of termination of this Agreement shall be prominently labelled “Notice of Termination.”

(e)             Rights Cumulative.   The rights and remedies provided in this Section shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.

10.4                        Termination Effect.   The Parties agree that upon the expiration of the Phase-Out Period or earlier termination of this Agreement, and except as may be otherwise mutually agreed in writing by the Parties:

(a)            Upon the written request of a Party, the other Party shall return or destroy (at the direction of the requesting Party) and shall promptly cease to use all drawings, notes, memoranda, specifications, designs, devices, documents and any other material containing or disclosing any Confidential Information (other than the Royalty Statement, related financial information and copies of this Agreement) of the other Party and erase such information stored in computer memory,provided, that (i) if a legal proceeding has been threatened or instituted to seek disclosure of the Confidential Information, such material shall not be destroyed until the proceeding is settled or a final judgment with respect thereto has been rendered; and (ii) any information held in computer, word processing or other such systems shall only be destroyed to the extent reasonably practicable after using reasonable good faith efforts to destroy such information. Notwithstanding the return or destruction of any Confidential Information, or documents or material containing or reflecting any Confidential Information, the Parties will continue to be bound by their obligations of confidentiality and other obligations under Section 7. Neither Party shall retain any such materials without the disclosing Party’s written approval.

(b)            All rights and obligations of the Parties under this Agreement, except as provided in Section 10.5 (Survival) below, shall terminate and no longer be valid or binding on the Parties.

(c)             All accrued Royalty Fees due for periods prior to such expiration or termination shall become due and payable within thirty (30) Business Days following the later of (i) the date of such expiration or termination and (ii) the receipt by Dream Square of Gravity’s invoice for such Royalty Fees.

Each Party shall compensate the other Party for any and all damages, costs or expenses arising out of or in connection with any default by such Party in the performance of its obligations under this Agreement or due to such Party’s breach of its representations and warranties set forth in this Agreement.

10.5                        Upon termination, Dream Square shall immediately return to Gravity any and all software, technical documents and other materials or information provided by Gravity to Dream Square under this Agreement, and shall destroy any and all copies of such software, technical documents, materials or information. Furthermore, Dream Square shall provide, deliver or transfer to Gravity any and allsuch materials, information and documents as related to the Licensed Property, and, to the maximum extent that the law of the Territory permits,any and allsuch information and documents,including but not limited to Game Database, User Database as requested by Gravity, provided, however, that, if relevant laws or regulations in the Territory prevent Dream Square from providing and transferring Game Database and/or User Data Base to Gravity, Dream Square shall provide and transfer Game Database and/or User Data Base to Gravity through any and all possible legitimate methods including, without limitation, the consent of End User for transferring Game Database and/or User Data Base. Further, The provision and transfer of Game Database and/or User Data Base shall be made timely and adequately for Gravity or any third party designated by Licensor to continue to service the Localized Gamepauselessly and smoothly.

10.6                        Survival.  The provisions of Section 3.1 and Section 3.2 (Ownership and Intellectual Property Rights),Section 7 (Confidentiality), Section 8 (Representations and Warranties, Covenants),Section 9 (Indemnification), Section 10 (Termination), Section 11.1 (Notice) and Section 11.7 (Disputes and Governing Law) of this Agreement shall survive the termination or expiration of this Agreement.

11                                  Miscellaneous

11.1                             Notices.   Except as otherwise expressly provided in this Agreement, all notices sent by either Party to the other Party pursuant to or in connection with this Agreement shall be in writing and shall be deemed to have been sufficiently given and received for the purposes of this Agreement if sent to the other Party at the address or facsimile number listed below for such Party, or to such other address or facsimile number of which either Party may so notify the other Party in writing (i) upon confirmation of receipt if delivered by hand; (ii) upon confirmation of receipt if delivered by facsimile; or (iii) five (5) Business Days after being sent by a reputable overnight courier.

Gravity:

Gravity Co., Ltd.

Address: 15F Nuritkum Square R&D Tower, 1605

Sangam-Dong, Mapo-Gu, Seoul, Korea

Attention: Jin Kim / Head of Business Division

Facsimile: 822 2132 7330

Tel:  822 2132 7311

Dream Square:

Shanghai The Dream Network Technology Co., Ltd.

Address: 2nd floor, B Building No.2453 Wanhangdu Road,

Changning, Shanghai, PRC.

Attention: Mai Xinrong

Facsimile: 86-021-51555793

Tel: 86-021-51187990

11.2                             Assignment.   No Party may assign or transfer its rights under this Agreement to a third party without the prior written consent of the other Party. Notwithstanding the foregoing, Dream Square shall have the right to assign this Agreement to its Affiliate(s) after receipt of prior written approval ofGravity. Subject to the restrictions on assignment and transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

11.3                             Entire Agreement.   This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and merges, revokes and supersedes all prior and contemporaneous agreements, understandings, arrangements, documents and communications (whether written or oral) between the Parties and is intended as a final expression of their agreement.

11.4                             Amendments and Waivers.   This Agreement shall not be modified or amended except by written agreement signed by duly authorized representatives of the Parties.  None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of a Party, except by an instrument in writing signed by such Party; and no waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion. The failure of either Party to enforce, or the delay by either Party in enforcing any of its rights under this Agreement shall not preclude either Party from commencing appropriate legal or equitable proceedings, within the time provided by the applicable law, to enforce any or all of its rights under this Agreement.

11.5                             Force Majeure.  Neither Party shall be liable for any delays or failure to perform as a direct result of an “act of God” or other force majeure causes such as fire, storm, earthquake, wars, revolutions, riots, civil commotion, national emergency, and act or order of any court, government or governmental agency (“Force Majeure Event”). The Party claiming the Force Majeure Event shall promptly notify the other Party of the event and its expected duration and use its diligent efforts to mitigate the effects of the Force Majeure Event upon such Party’s performance of its obligation under this Agreement. Upon the occurrence of a Force Majeure Event, the time for performance or cure shall be extended for a period equal to the duration of the Force Majeure Event, provided, however, that if the duration of such Force Majeure Event exceeds thirty (30) days, the Party not claiming the Force Majeure Event may terminate this Agreement in accordance with Section 10.3 (a).

11.6                             Disputes and Governing Law.   This Agreement shall be construed in accordance with the laws of the Republic of Singapore.If any dispute shall arise in connection with this Agreement, either Party may initiate the dispute resolution procedures set forth in this Section by giving the other Party written notice of such dispute (“Dispute Notice”). Following issuance of a Dispute Notice, the Parties shall endeavor to resolve the dispute through negotiations conducted in good faith. All negotiations that take place in connection with the dispute shall be conducted in confidence and without prejudice to the rights of the Parties in any future proceedings. If the dispute cannot be resolved through good faith negotiations within thirty (30) days from the date upon which the Dispute Notice was issued, then either Party may refer the dispute to arbitration under the Singapore International Arbitration Centre Rules by written notice to the other Party pursuant to the notice provisions contained in Section 11.1 and to the Singapore International Arbitration Centre at City Hall, 3 St. Andrew’s Road,

Singapore, 178958. In any arbitration commenced pursuant to this Section, the number of arbitrators shall be one (1), the place of arbitration shall be Singapore and the language of arbitration shall be English. Once a dispute is referred to arbitration, such dispute shall be finally and exclusively settled through binding arbitration unless the Parties otherwise reach an agreement to resolve the dispute.

11.7                             Severability.   If any provision of this Agreement is found to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

11.8                             Headings.  The headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

11.9                             Relationship of Parties.   Nothing contained in this Agreement shall in any way constitute any association, partnership or joint venture between the Parties hereto or be construed to evidence the intention of the Parties to constitute such.  None of the Parties shall hold itself out contrary to the terms of this provision by advertising or otherwise. This Agreement constitutes an agreement solely between the Parties, and shall not be construed to be for the benefit of any third party and is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, on any person other than the Parties and their respective successors and permitted assigns.

11.10                      Costs and Expenses.   The Parties shall each bear their own costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement.

11.11                     Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives on the date first set forth above.

GRAVITYCO.,LTD.

By:
Name:	Park Hyun Chul
Title:	CEO

Shanghai The Dream Network Technology Co.,Ltd

By:
Name:	许斌
Title:	CEO